Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Bumble Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.01 per share	Rule 457(c)	101,768,345(1)	$24.21(2)	$2,463,811,632.45 (1)(2)	0.00011020	$271,512.04

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

(1)

This Registration Statement registers 101,768,345 shares of Class A common stock. There is also being registered such indeterminate number of shares of Class A common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the Registrant’s Class A common stock on March 1, 2023, as reported on the Nasdaq Global Select Market.